                                                                   EXHIBIT 10.15

                   [CRICKET COMMUNICATIONS, INC. LETTERHEAD]



January 31, 2005


Albin F. Moschner
660 Northcroft Court
Lake Forest, IL 60045



Dear Albin:

We are pleased to offer you the position of Executive Vice President and Chief Marketing Officer, reporting to Doug Hutcheson, Chief Executive Officer & President. The terms of the offer are as follows:

     1.  A starting bi-weekly salary of $11,923.08; if annualized, $310,000.

     2. Eligibility to participate in our Bonus Plan. You will have an opportunity to earn a target bonus up to 65% of your base compensation. The bonus payout will be based on company and individual performance.

     3. A competitive comprehensive benefits package for you and your eligible dependents. Attached you will find a detailed copy of our benefits package for your information.

     4. We will facilitate your relocation from Lake Forest, IL to San Diego, CA. A copy of our relocation package/program is enclosed for your review. The company will provide you with temporary living (housing) for one year from your date of employment. During this one year period, you will also be eligible for two trips per month to your primary residence. The company will reimburse the cost of a rental automobile for one year from the date of your employment or we will pay the reasonable and customary cost to ship your personal vehicle from Lake Forest, Ill to San Diego, A.

     5. You will be eligible to participate in the company's long term incentive plan. Subject to and effective upon your acceptance of employment with the Company, the Board of Directors of Leap Wireless International, Inc. has granted you an award for 20,000 shares of restricted common stock and an option to purchase 127,660 shares of common stock at an exercised price of $26.55 per share or, if higher, the closing price of Leap's common stock on the date preceding the date of the option grant becomes effective. The specifics of these awards will be provided to you in the form of restricted stock/stock option agreements.

Al Moschner
January 31, 2005
Page Two

In connection with your employment by the Company, you will be required to take and pass a drug and alcohol test, the results of a background investigation must be acceptable to the Company, and you will be required to sign the Company's Invention Disclosure, Confidentiality & Proprietary Rights Agreement. The Leap Human Resources department will initiate the background investigation. Included with this letter is a clinic passport that contains the name, address, and telephone number of the medical center that you will go to in order to complete your drug and alcohol test specimen collection. Please take this passport with you when you go for your test.

You must appear at Labcorp PSC, 71 N Waukegan Road, Suite 800, Lake Bluff, IL 60044, (847) 735-0026, (please call first before going) for your drug and alcohol test promptly after your receipt of this offer letter. Please be sure to have a photo ID with you when you check in for the screening.

Please return a signed copy of this offer letter along with the attached Terms of Employment and Invention Disclosure, Confidentiality & Proprietary Rights Agreement. Please note that this offer is valid for five days from the date of this letter. If you have any questions, please do not hesitate to call me at
(858) 882 - 6015. Congratulations and welcome!

Sincerely,

/s/ Leonard C. Stephens

Leonard C. Stephens
Sr Vice President, Human Resources










I accept the offer of employment made to me by Cricket Communications, Inc. and agree to the terms set forth above.

Offer accepted:    Albin F. Moschner            /s/ Albin F. Moschner
                  -------------------          -----------------------
                     Printed Name                    Signature